Exhibit No. 99

UNITED RETAIL GROUP ANNOUNCES DECEMBER 2003 SALES
~ December Same Store Sales Increased 2%
~ Company Expanded Revolving Credit Facility

Rochelle Park, New Jersey, January 8, 2004 — United Retail Group, Inc. (NASDAQ-NMS: “URGI”) today announced that total sales were $47.8 million during December 2003 compared with $48.1 million during December 2002.

Comparable store sales increased 2% for the month.

For the fourth quarter to date total sales were $78.6 million compared with $81.3 million in the same period last year.

Comparable store sales decreased 1% for the quarter to date.

For the fiscal year to date, total sales were $373.5 million compared with $407.5 million in the same period last year.

Comparable store sales decreased 7% for the fiscal year to date.

Raphael Benaroya, the Company’s Chairman of the Board, President and Chief Executive Officer, stated: “Customers shopped closer to need this holiday season, particularly in the Northeast, where snow storms impacted store traffic and sales early in the month. The weekly trend in comparable store sales became increasingly favorable as December progressed and this yielded a 2% increase for the month overall.”

Mr.     Benaroya continued: “In addition, we maintained our disciplined approach to inventory management. Inventory levels were significantly lower at the end of December 2003 versus last year.”

The Company separately announced that its revolving credit facility, which is available for seasonal/periodic working capital needs, has been increased and extended. The highlights of the Amended Financing Agreement with The CIT Group/Business Credit, Inc. (“CIT”) include the following:

  the credit line was increased from $40 million to $50 million of borrowings and letters of credit in the aggregate, subject to the size of the borrowing base the asset advance rates for the borrowing base were increased and expanded to include a percentage of eligible receivables from credit card companies the variable interest rate per annum on borrowings, if any, was indexed to the amount of Average Excess Availability (as defined in the amendment) in a given month and ranges either from the prime rate to 0.75% over the prime rate or from 1.75% over the LIBOR rate to 2.50% over the LIBOR rate, at the Company's option the term of the Amended Financing Agreement was extended to August 15, 2008

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The Amended Financing Agreement is collateralized by liens on inventory and proceeds and on receivables from credit card companies but contains no financial covenants except a limit on capital expenditures.

George R. Remeta, the Company’s Vice Chairman and Chief Administrative Officer, commented: “We are pleased that our strong business partnership with CIT enabled us to expand our revolving credit facility. The new arrangement enhances our financial flexibility.”

The Company will release fourth quarter and annual results on Wednesday, February 18, 2004, and invites investors to listen to a broadcast of the Company’s conference call to discuss financial results as well as ongoing corporate developments. The call will be broadcast live over the Internet at 11:30 a.m. (Eastern Standard Time) that day and can be accessed by logging on to http://www.vcall.com.

United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE® brand merchandise. The Company operates 545 AVENUE® stores with 2,366,000 square feet of selling space, as well as the AVENUE.COM website at http://www.avenue.com.

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The above release contains certain brief forward-looking statements concerning the Company’s operations and performance. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this release: war risk; changes in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the seasonality of the retail industry; risks related to consumer acceptance of the Company’s products and the ability to develop new merchandise; risks associated with the financial performance of the World Financial Network National Bank private label credit card program that is co-branded with the Company’s AVENUE® trade name; increases in interest rates; the ability to retain, hire and train key personnel; risks associated with the ability of the Company’s manufacturers to deliver products in a timely manner; and political instability and other risks associated with foreign sources of production.

The reports filed by the Company with the Securities and Exchange Commission contain additional information on these and other factors that could affect the Company’s operations and performance as well as a summary of the provisions of the CIT Financing Agreement not affected by the amendment reported in this release that remain in force.

The Company does not intend to update the forward-looking statements contained in the above release, which should not be relied upon as current after today’s date.

Contact:	George R. Remeta Vice Chairman and Chief Administrative Officer United Retail Group, Inc. (201)909-2110	Investor Relations Cara O'Brien/Lila Sharifian Press: Stephanie Sampiere Financial Dynamics (212)850-5600